Exhibit 99(b) – Audit Committee Charter

GREAT NORTHERN IRON ORE PROPERTIES
AUDIT COMMITTEE CHARTER

Organization

This Charter governs the operations of the Audit Committee. The Audit Committee shall review and reassess the Charter at least annually and obtain the approval of the Board of Trustees. The Audit Committee shall be appointed by the Board of Trustees and shall comprise of at least three Trustees, each of whom are independent of management and the Trust. Members of the Audit Committee shall be considered independent as long as they do not accept any consulting, advisory or other compensatory fee from the Trust and are not an affiliated person of the Trust, and meet the independence requirements of the stock exchange listing standards. All Audit Committee members shall be financially literate and at least one member shall be an “audit committee financial expert,” as defined by Securities and Exchange Commission (SEC) regulations.

Purpose

The Audit Committee shall provide assistance to the Board of Trustees in fulfilling their oversight responsibility to the certificate holders, potential certificate holders, the investment community and others relating to: the integrity of the Trust’s financial statements; the financial reporting process; the systems of internal accounting and financial controls; the performance of the Trust’s internal audit function and independent auditors; the independent auditor’s qualifications and independence; and the Trust’s compliance with ethics policies and legal and regulatory requirements. In so doing, it is the responsibility of the Audit Committee to maintain free and open communication between the Audit Committee, independent auditors, the internal audit function and management of the Trust.

In discharging its oversight role, the Audit Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Trust and the authority to engage independent counsel or other advisors as it determines necessary to carry out its duties.

Duties and Responsibilities

The primary responsibility of the Audit Committee is to oversee the Trust’s financial reporting process on behalf of the Board of Trustees and report the results of their activities to the Board of Trustees. Management is responsible for preparation, presentation and integrity of the Trust’s financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the Trust. The independent auditors are responsible for auditing the Trust’s financial statements and for reviewing the Trust’s unaudited interim financial statements.

Exhibit 99(b) – Audit Committee Charter (continued)

The Audit Committee, in carrying out its responsibilities, believes its policies and procedures should remain flexible in order to best react to changing conditions and circumstances. The Audit Committee should take the appropriate actions to set the overall corporate “tone” for quality financial reporting, sound business risk practices and ethical behavior. The following shall be the principal duties and responsibilities of the Audit Committee. These are set forth as a guide with the understanding that the Audit Committee may supplement them as appropriate.

The Audit Committee shall be directly responsible for the appointment and termination, compensation and oversight of the work of the independent auditors, including resolution of disagreements between management and the auditor regarding financial reporting. The Audit Committee shall preapprove all audit, non-audit, tax and other services provided by the independent auditors and shall not engage the independent auditors to perform the specific non-audit services proscribed by law or regulation. The Audit Committee may delegate preapproval authority to a member of the Audit Committee. The decisions of any Audit Committee member to whom preapproval authority is delegated must be presented to the full Audit Committee at its next scheduled meeting.

At least annually, the Audit Committee shall obtain and review a report by the independent auditors describing:

•	The accounting firm’s internal quality control procedures.

•	Any material issues raised by the most recent internal quality control review, or peer review, of the accounting firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the accounting firm and any steps taken to deal with any such issues.

•	All relationships between the independent auditor and the Trust (to assess the auditor’s independence).

In addition, the Audit Committee shall set clear hiring policies for employees or former employees of the independent auditors that meet the SEC regulations and stock exchange listing standards.

The Audit Committee shall discuss with the internal audit function and the independent auditors the overall scope and plans for their respective audits, including the adequacy of staffing and compensation. Also, the Audit Committee shall discuss with management, the internal audit function and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Trust’s policies and procedures to assess, monitor and manage business risk, and legal and ethical compliance programs (e.g., Trust’s Code of Ethics).

Exhibit 99(b) – Audit Committee Charter (continued)

The Audit Committee shall meet separately periodically with management, the internal audit function and the independent auditors to discuss issues and concerns warranting Audit Committee attention. The Audit Committee shall provide sufficient opportunity for the internal audit function and the independent auditors to meet privately with the members of the Audit Committee. The Audit Committee shall review with the independent auditors any audit problems or difficulties and management’s response.

The Audit Committee shall receive regular reports from the independent auditors on the critical policies and practices of the Trust and all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management.

The Audit Committee shall review the interim financial statements and disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations with management and the independent auditors prior to the filing of the Trust’s Quarterly Report on Form 10-Q. Also, the Audit Committee shall discuss the results of the quarterly review and any other matters required to be communicated to the Audit Committee by the independent auditors under generally accepted auditing standards. The Audit Committee shall review and discuss earnings press releases. The chair of the Audit Committee may represent the entire Audit Committee for the purposes of this review.

The Audit Committee shall review with management and the independent auditors the financial statements and disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations to be included in the Trust’s Annual Report on Form 10-K (or the Annual Report to Certificate Holders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements. Also, the Audit Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Audit Committee by the independent auditors under generally accepted auditing standards.

The Audit Committee shall establish procedures for the receipt, retention and treatment of complaints received by the issuer regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of the issuer of concerns regarding questionable accounting or auditing matters.

The Audit Committee shall receive corporate attorneys’ reports of evidence of a material violation of securities laws or breaches of fiduciary duty.

Exhibit 99(b) – Audit Committee Charter (continued)

The Audit Committee shall review management’s assertions related to its assessment of the effectiveness of internal controls as of the end of the most recent fiscal year and the independent auditors’ report on such assertions.

The Audit Committee shall prepare its report to be included in the Trust’s Annual Report on Form 10-K (as an exhibit), as required by SEC regulations.

The Audit Committee shall perform an evaluation of its performance at least annually to determine whether it is functioning effectively.